Exhibit 99.1

Gladstone Investment Announces Monthly Cash Distributions for

April, May, and June 2021 and

and a Supplemental Distribution to Common Stockholders

MCLEAN, VA, April 13, 2021– Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) announced today that its board of directors declared the following monthly cash distributions to preferred and common stockholders.

The Company will also pay a supplemental distribution of $0.06 per share to holders of its common stock in June 2021. The board of directors will continue to evaluate the amount and timing of any additional, semi-annual, supplemental distributions in future periods.

Common Stock: $0.07 per share of common stock for each of April, May, and June 2021, and a supplemental distribution of $0.06 per share of common stock in June 2021, payable per the table below.

Record Date	Payment Date	Cash Distribution
April 23	April 30	$0.07
May 19	May 28	$0.07
June 8	June 17	$0.06	*
June 18	June 30	$0.07

Total for the Quarter:		$0.27

*	Denotes supplemental distribution to common stockholders

Series E Term Preferred Stock: $0.1328125 per share of the Company’s 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”) for each of April, May, and June 2021, payable per the table below. The Series E Term Preferred Stock trades on the Nasdaq under the symbol “GAINL.”

Record Date	Payment Date	Cash Distribution
April 23	April 30	$0.1328125
May 19	May 28	$0.1328125
June 18	June 30	$0.1328125

Total for the Quarter:		$0.3984375

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstoneinvestment.com.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.